As filed with the Securities and Exchange Commission on April 23, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SURROZEN, INC.

(Exact name of Registrant as specified in its charter)

Delaware	30-1374889
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Craig Parker

Surrozen, Inc.
President and Chief Executive Officer
171 Oyster Point Blvd., Suite 400
South San Francisco, CA 94080
(650) 489-9000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

John T. McKenna Jonie I. Kondracki Cooley LLP 3175 Hanover Street Palo Alto, California 94304 (650) 843-5000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated April 23, 2025

PRELIMINARY PROSPECTUS

Up to 5,213,415 Shares of Common Stock

Up to 1,373,000 Shares of Common Stock Issuable Upon Exercise of Pre-Funded Warrants

Up to 3,293,207 Shares of Common Stock Issuable Upon Exercise of Warrants

This prospectus relates to the proposed resale from time to time by the selling stockholders of:

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Up to 5,213,415 shares of common stock;
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Up to 1,373,000 shares of common stock issuable upon exercise of pre-funded warrants; and
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Up to 3,293,207 shares of common stock issuable upon exercise of Series E common stock warrants.

The selling stockholders purchased the shares of common stock, pre-funded warrants, Series E common stock warrants, from us pursuant to a securities purchase agreement, dated March 24, 2025.

We are not selling any of our common stock pursuant to this prospectus, and we will not receive any proceeds from the sale of our common stock offered by this prospectus by the selling stockholders, except with respect to amounts received by us upon exercise of the pre-funded warrants and Series E common stock warrants, to the extent such warrants are exercised for cash.

The selling stockholders may offer and sell or otherwise dispose of the shares of our common stock described in this prospectus from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. The selling stockholders will bear all underwriting fees, commissions and discounts, if any, attributable to the sales of shares and any transfer taxes. We will bear all other costs, expenses and fees in connection with the registration of the shares. See “Plan of Distribution” for more information about how the selling stockholders may sell or dispose of their shares of our common stock.

Our common stock is listed on The Nasdaq Capital Market under the trading symbol “SRZN.” On April 22, 2025, the last reported sale price of the common stock was $9.99 per share.

Investing in our common stock involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” on page 3 of this prospectus, and under similar headings in the other documents that are incorporated by reference into this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is , 2025.

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ABOUT THIS PROSPECTUS

Neither we nor the selling stockholders have authorized anyone to provide you with any information other than that contained in, or incorporated by reference into, this prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares of our common stock offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should not assume that the information contained in or incorporated by reference in this prospectus is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the section titled “Where You Can Find Additional Information.”

Unless the context indicates otherwise, as used in this prospectus, the terms “Surrozen,” “Surrozen, Inc.,” “we,” “us” and “our” refer to Surrozen, Inc., a Delaware corporation, and its consolidated subsidiaries.

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PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus or incorporated by reference in this prospectus, and does not contain all of the information that you need to consider in making your investment decision. You should carefully read the entire prospectus, including the risks of investing in our securities discussed under the heading “Risk Factors” contained in this prospectus and under similar headings in the other documents that are incorporated by reference into this prospectus. You should also carefully read the information incorporated by reference into this prospectus, including our financial statements, and the exhibits to the registration statement of which this prospectus is a part.

Surrozen, Inc.

Overview

We are a biotechnology company committed to discovering and developing drug candidates to selectively modulate the Wnt pathway, a critical mediator of tissue repair with a current focus in ophthalmology.

Our mission is to transform the treatment of serious disease by fully exploiting the Wnt pathway. We are discovering and developing biologic drug candidates to selectively modulate the Wnt pathway, a critical mediator of tissue repair, in a broad range of organs and tissues, for human diseases. Building upon the seminal work of our founders and scientific advisors who discovered the Wnt gene and key regulators of the Wnt pathway, we have made breakthrough discoveries that we believe will overcome previous limitations in harnessing the potential of Wnt biology. These breakthroughs enable us to rapidly and flexibly design tissue-targeted therapeutics that modulate Wnt signaling. As a result of our discoveries, we are pioneering the selective activation of Wnt signaling, designing and engineering Wnt pathway mimetics, and advancing tissue-selective Wnt candidates.

Our lead product candidates are multi-specific, antibody-based therapeutics that mimic the roles of naturally occurring Wnt proteins, which are involved in activation and enhancement of the Wnt pathway, respectively. Given Wnt signaling is essential in tissue maintenance and regeneration throughout the body, we have the potential to target a wide variety of severe diseases, including certain diseases that afflict the intestine, liver, retina, cornea, lung, kidney, cochlea, skin, pancreas and central nervous system. In each of these areas, we believe our approach has the potential to change the treatment paradigm for the disease and substantially impact patient outcomes.

Our strategy is to exploit the full potential of Wnt signaling by identifying disease states responsive to Wnt modulation, design tissue-selective therapeutics, and advance candidates into clinical development in targeted indications with high unmet need. Our unique approach and platform technologies have led to the discovery and advancement of multiple product candidates. We believe that ophthalmology indications are particularly well-suited for Wnt modulating therapeutics.

Private Placement of Common Stock, Pre-Funded Warrants and Common Stock Warrants

Pursuant to that certain securities purchase agreement, dated March 24, 2025, we issued and sold to the selling stockholders in a private placement, at the closing of the first tranche of the private placement on March 26, 2025:

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5,213,415 shares of common stock;
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pre-funded warrants to purchase up to 1,373,000 shares of common stock; and
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accompanying Series E common stock warrants to purchase up to 3,293,207 shares of common stock which we refer to as Series E common stock warrants.

The purchase price per share and per pre-funded warrant was $11.60 and $11.5999, respectively, for aggregate gross proceeds of approximately $76.4 million, before deducting placement agent fees and other expenses payable by us. Each pre-funded warrant has an exercise price of $0.0001 per share, is exercisable immediately and will not expire until exercised in full. The purchase price per share and pre-funded warrant includes $0.0625, in accordance with the rules and regulations of The Nasdaq Stock Market LLC, for the accompanying one half of a Series E common stock warrant. Each Series E common stock warrant has an exercise price of $11.54 per whole share, is exercisable immediately and expires five years from the date of issuance.

In addition, the selling stockholders committed to purchase an additional 8,499,821 securities at a purchase price of $11.60 per share and $11.5999 per pre-funded warrant in lieu thereof, for gross proceeds of approximately $98.6 million, before deducting placement agent fees and other expenses payable by us, in a second tranche. This second closing is contingent upon the public announcement of the receipt of clearance from the U.S. Food and Drug Administration on or prior to October 31, 2026 of our Investigation New Drug Application for SZN-8141, which we refer to as the second closing milestone; provided, that the second closing may not occur prior to six months and one day following the first closing. If we terminate our SZN-8141 program prior to October 31, 2026, then we are required to provide written notice to each selling stockholder no later than two trading days following such termination. Each selling stockholder will have the right, but not the obligation, for 30 calendar days following the receipt of the termination notice, upon written notice to us, to purchase the securities subscribed for by such selling stockholder in the second closing. In addition, at any time prior to October 31, 2026 or the date of the termination notice (if earlier), in lieu of the requirement to purchase securities in the second closing, each selling stockholder has the right, but not the obligation, upon five trading days’ prior written notice to us to purchase all (but not a portion) of the securities subscribed for by such selling stockholder in the second closing, which we refer to as an optional closing.

If a selling stockholder fails to purchase the selling stockholder’s subscribed for securities in full after achievement of the second closing milestone in the second closing, or previously at the first closing or an optional closing, then the Series E common stock warrants issued to such selling stockholder shall automatically be cancelled and cease to be exercisable.

We are only registering pursuant to the registration statement of which this prospectus forms a part (i) the shares of common stock and (ii) the shares of common stock issuable upon exercise of the pre-funded warrants and Series E common stock warrants, that were issued and sold in the first tranche. We have agreed to file an additional registration statement following the second closing to register (i) the shares of common stock and (ii) the shares of common stock issuable upon exercise of the pre-funded warrants and Series E common stock warrants, to be issued and sold in the second tranche.

Use of Proceeds

We will not receive any of the proceeds from the sale of shares of our common stock by the selling stockholders in this offering, except with respect to amounts received by us upon exercise of the pre-funded warrants and Series E common stock warrants, to the extent such warrants are exercised for cash. The selling stockholders will receive all of the proceeds from the sale of shares of our common stock hereunder.

The Nasdaq Capital Market Listing

Our common stock and public warrants are listed on The Nasdaq Capital Market under the symbols “SRZN” and “SRZNW,” respectively. We do not intend to list the Series E common stock warrants on any national securities exchange.

Company Information

We were originally incorporated as Consonance-HFW Acquisition Corp. in the Cayman Islands and changed our jurisdiction of incorporation from Cayman Islands to the State of Delaware by deregistering as an exempted company in the Cayman Islands and domesticating and continuing as a corporation incorporated under the laws of the State of Delaware. Our principal executive offices are located at 171 Oyster Point Blvd., Suite 400, South San Francisco, California 94080 and our telephone number is (650) 489-9000. Our corporate website address is www.surrozen.com. The contents of our website are not incorporated by reference herein, and any references to our website is intended to be inactive textual references only.

RISK FACTORS

Investing in our common stock involves a high degree of risk. Before deciding whether to invest in our common stock, you should consider carefully the risks and uncertainties described under the heading “Risk Factors” contained in our most recent annual report on Form 10-K, as updated by our subsequent quarterly reports on Form 10-Q and other filings we make with the Securities and Exchange Commission, or the SEC, which are incorporated by reference into this prospectus in their entirety, together with other information in this prospectus and the documents incorporated by reference. The risks described in these documents are not the only ones we face, but those that we consider to be material. There may be other unknown or unpredictable economic, business, competitive, regulatory or other factors that could have material adverse effects on our future results. Past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods. If any of these risks actually occur, our business, financial condition, results of operations or cash flow could be harmed. This could cause the trading price of our common stock to decline, resulting in a loss of all or part of your investment. Please also read carefully the section below titled “Special Note Regarding Forward-Looking Statements.”

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents we have filed with the SEC that are incorporated by reference contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. These statements relate to future events or to our future operating or financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. Forward-looking statements may include, but are not limited to, statements about:

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the initiation, cost, timing, progress and results of research and development activities, preclinical and clinical trials with respect to SZN-413, SZN-8141, SZN-8143, SZN-113 and potential future drug candidates;
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our ability to develop and expand our drug discovery and development capabilities;
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our ability to obtain the necessary capital to fund our operations while we conduct clinical trials, seek regulatory approval for our product candidates, and complete the product development process;
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our ability to identify, develop and commercialize drug candidates;
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the successful development and commercialization of products that compete with our product candidates or receive regulatory approval in advance of our product candidates;
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changes in personnel and availability of qualified personnel;
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our ability to manage growth and expand business operations effectively;
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the effects of macroeconomic conditions, volatile market conditions, and global events and the actions of U.S. and foreign governments to respond to these events;
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whether the few stockholders who own a large number of shares of our common stock exercise their voting power in a manner that adversely affects us or our stockholders; and
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the increasingly competitive environment in which we operate.

In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “could,” “would,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “projects,” “predicts,” “potential” and similar expressions intended to identify forward-looking statements. These statements reflect our current views with respect to future events, are based on assumptions and are subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. We discuss in greater detail, and incorporate by reference into this prospectus in their entirety, many of these risks under the section titled “Risk Factors” in our most recent annual report on Form 10-K, and in our subsequent quarterly reports on Form 10-Q, as updated by our subsequent filings under the Exchange Act, which are incorporated herein by reference, as may be updated or superseded by the risks and uncertainties described under similar headings in the other documents that are filed after the date hereof and incorporated by reference into this prospectus. Also, these forward-looking statements represent our estimates and assumptions only as of the date of the document containing the applicable statement.

These risks are not exhaustive. Other sections of this prospectus may include additional factors that could harm our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time, and it is not possible for our management to predict all risk factors nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ from those contained in, or implied by, any forward-looking statements.

You should not rely upon forward-looking statements as predictions of future events. We cannot assure you that the events and circumstances reflected in the forward-looking statements will be achieved or occur.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Except as required by law, we undertake no obligation to update publicly any forward-looking statements for any reason after the date of this prospectus or to conform these statements to actual results or to changes in our expectations.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement of which this prospectus is a part with the understanding that our actual future results, levels of activity, performance and achievements may be different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

USE OF PROCEEDS

All the shares of our common stock to be sold pursuant to this prospectus will be sold by the selling stockholders. We will not receive any of the proceeds from such sales.

The Series E common stock warrants and pre-funded warrants may be exercised for cash or on a net exercise or “cashless” basis. If all these warrants are exercised for cash we would receive approximately $38.0 million in connection with such exercises. There can be no assurances that any of these warrants will be exercised for cash.

We intend to use the net proceeds from the private placement for the development of our product candidates SZN-8141 and SZN-8143.

Our expected use of proceeds described above represents our current intentions based on our present plans and business condition. We cannot predict with certainty all of the particular uses for such proceeds or the actual amounts that we will spend on the uses set forth above. The amounts and timing of our actual expenditures will depend on numerous factors, including the time and cost necessary to conduct our planned clinical trials, the results of our planned clinical trials and other factors described in “Risk Factors” in this prospectus, as well as the amount of cash used in our operations and any unforeseen cash needs.

We will have broad discretion over how to use the net proceeds and we intend to invest the net proceeds that are not used as described above in short-term, investment-grade, interest-bearing instruments.

DESCRIPTION OF CAPITAL STOCK

Summary

Our authorized capital stock consists of 500,000,000 shares of common stock, $0.0001 par value per share, and 10,000,000 shares of preferred stock, $0.0001 par value per share. As of March 31, 2025, we had 8,494,584 shares of common stock issued and outstanding, and no shares of preferred stock issued and outstanding.

A description of the material terms and provisions of our certificate of incorporation and amended and restated bylaws affecting the rights of holders of our common stock is set forth below. The description is intended as a summary, and is qualified in its entirety by reference to our certificate of incorporation and our bylaws which are incorporated by reference into the registration statement of which this prospectus is a part.

Common Stock

Voting Rights

Holders of our common stock are entitled to one vote per share on all matters submitted to a vote of stockholders.

Dividend Rights

Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of our common stock are entitled to receive dividends out of funds legally available if our board of directors, in its discretion, determines to issue dividends and then only at the times and in the amounts that our board of directors may determine.

No Preemptive or Similar Rights

Our common stock is not entitled to preemptive rights, and is not subject to conversion, redemption or sinking fund provisions.

Right to Receive Liquidation Distributions

If we become subject to a liquidation, dissolution or winding-up, the assets legally available for distribution to the stockholders would be distributable ratably among the holders of our common stock and any participating preferred stock outstanding at that time, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights of and the payment of liquidation preferences, if any, on any outstanding shares of preferred stock.

Fully Paid and Non-Assessable

All of the outstanding shares of our common stock are fully paid and non-assessable.

Preferred Stock

Our board of directors is authorized, subject to limitations prescribed by Delaware law, to issue preferred stock in one or more series, to establish from time to time the number of shares to be included in each series and to fix the designation, powers, preferences and rights of the shares of each series and any of its qualifications, limitations or restrictions. The number of authorized shares of preferred stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the stock of our company entitled to vote thereon, without a separate vote of the holders of the preferred stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any certificate of designation filed with respect to any series of preferred stock. Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of the common stock. The issuance of preferred stock, while providing flexibility in connection with financings, possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring, discouraging or preventing a change in control of our company, may adversely affect the market price of our common stock and the voting and other rights of the holders of common stock, and may reduce the likelihood that common stockholders will receive dividend payments and payments upon liquidation. As of March 31, 2025, we have no shares of preferred stock issued and outstanding. We have no present plans to issue any shares of preferred stock.

Anti-Takeover Provisions of Delaware Law and Our Charter Documents

Section 203 of the Delaware General Corporation Law

We are subject to Section 203 of the Delaware General Corporation Law, or the DGCL, which generally prohibits a publicly held Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

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before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
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upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, those shares owned (1) by persons who are directors and also officers and (2) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
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on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.
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In general, Section 203 defines a “business combination” to include the following:
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any merger or consolidation involving the corporation and the interested stockholder;
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any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;
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subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;
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any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or
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the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits by or through the corporation.

In general, Section 203 defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns or within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.

A Delaware corporation may “opt out” of these provisions with an express provision in its original certificate of incorporation or an express provision in its amended and restated certificate of incorporation or amended and restated bylaws resulting from a stockholders’ amendment approved by at least a majority of the outstanding voting shares. We have not opted out of these provisions. As a result, mergers or other takeover or change in control attempts of us may be discouraged or prevented.

Certificate of Incorporation and Bylaws

The certificate of incorporation and the bylaws include a number of provisions that could deter hostile takeovers or delay or prevent changes in control of our management team, including the following:

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Board of Directors Vacancies. The certificate of incorporation and bylaws authorize only the board of directors to fill vacant and newly created directorships, unless the board of directors determines by resolution that such vacancies or newly created directorships be filled by the stockholders, or as otherwise provided by law. In addition, the number of directors constituting our board of directors is permitted to be set only by a resolution adopted by the board of directors. These provisions prevent a stockholder from increasing the size of the board of directors and then gaining control of the board of directors by filling the resulting vacancies with its own nominees. This makes it more difficult to change the composition of our board of directors but promotes continuity of management.
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Classified Board. The certificate of incorporation and bylaws provide that the board of directors is divided into three classes of directors. The existence of a classified board of directors could discourage a third-party from making a tender offer or otherwise attempting to obtain control of our company as it is more difficult and time consuming for stockholders to replace a majority of the directors on a classified board of directors.
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Directors Removed Only for Cause. The certificate of incorporation provides that stockholders may remove directors only for cause.
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Supermajority Requirements for Amendments of the Certificate of Incorporation and Bylaws. The certificate of incorporation further provides that the affirmative vote of holders of at least two-thirds of the voting power of all of the then outstanding shares of voting stock will be required to amend certain provisions of the certificate of incorporation, including provisions relating to the classified board, the size of the board, removal of directors, special meetings, the liability of directors and indemnification. The affirmative vote of holders of at least two-thirds of the voting power of all of the then outstanding shares of voting stock will be required to amend or repeal the bylaws, although the bylaws may be amended by a simple majority vote of our board of directors.
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Stockholder Action; Special Meeting of Stockholders. The certificate of incorporation and bylaws provide that special meetings of stockholders may be called only by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the board of directors for adoption), the chairperson of the board of directors, or the chief executive officer, thus prohibiting a stockholder from calling a special meeting. The certificate of incorporation provides that the stockholders may not take action by written consent, but may only take action at annual or special meetings of stockholders. As a result, holders of capital stock would not be able to amend the bylaws or remove directors without holding a meeting of stockholders called in accordance with the bylaws. These provisions might delay the ability of stockholders to force consideration of a proposal or for stockholders to take any action, including the removal of directors.
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Notice Requirements for Stockholder Proposals and Director Nominations. The bylaws provide advance notice procedures for stockholders seeking to bring business before the annual meeting of stockholders or to nominate candidates for election as directors at the annual meeting of stockholders. The bylaws also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions might preclude stockholders from bringing matters before the annual meeting of stockholders or from making nominations for directors at the annual meeting of stockholders if the proper procedures are not followed. We expect that these provisions might also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of Surrozen.

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No Cumulative Voting. The DGCL provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. The certificate of incorporation and bylaws prohibit cumulative voting unless otherwise provided by law.
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Issuance of Undesignated Preferred Stock. Our board of directors has the authority, without further action by the stockholders, to issue up to 10,000,000 shares of undesignated preferred stock with rights and preferences, including voting rights, designated from time to time by our board of directors. The existence of authorized but unissued shares of preferred stock will enable our board of directors to render more difficult or to discourage an attempt to obtain control of Surrozen by means of a merger, tender offer, proxy contest, or other means.

Choice of Forum

Our certificate of incorporation and the bylaws provide that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for the following types of actions or proceedings under Delaware statutory or common law:

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any derivative action or proceeding brought on our behalf;
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any action or proceeding asserting a claim of breach of a fiduciary duty owed by any of our current or former directors, officers, or other employees to us or our stockholders;
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any action or proceeding asserting a claim against us or any of our current or former directors, officers, or other employees, arising out of or pursuant to any provision of the DGCL, the certificate of incorporation or the bylaws;
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any action or proceeding to interpret, apply, enforce, or determine the validity of the certificate of incorporation or the bylaws;
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any action or proceeding as to which the DGCL confers jurisdiction to the Court of Chancery of the State of Delaware; and
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any action asserting a claim against us or any of our directors, officers, or other employees governed by the internal affairs doctrine, in all cases to the fullest extent permitted by law and subject to the court’s having personal jurisdiction over the indispensable parties named as defendants.

These provisions would not apply to suits brought to enforce a duty or liability created by the Exchange Act. Furthermore, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all such Securities Act actions. Accordingly, both state and federal courts have jurisdiction to entertain such claims. To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, the certificate of incorporation and the bylaws further provide that the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. While the Delaware courts have determined that such choice of forum provisions are facially valid, a stockholder may nevertheless seek to bring a claim in a venue other than those designated in the exclusive forum provisions. In such instance, we would expect to vigorously assert the validity and enforceability of the exclusive forum provisions of the certificate of incorporation and the bylaws.

These exclusive forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, or other employees and may discourage these types of lawsuits. Furthermore, the enforceability of similar choice of forum provisions in other companies’ certificates of incorporation or bylaws has been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be inapplicable or unenforceable. If a court were to find either exclusive forum provision contained in the certificate of incorporation or the bylaws to be inapplicable or unenforceable in an action, we may incur further significant additional costs associated with resolving such action in other jurisdictions, all of which could seriously harm our business.

Corporate Opportunity Doctrine

The DGCL permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the corporation or its officers, directors or stockholders. Our certificate of incorporation, to the extent permitted by the DGCL, renounces any interest or expectancy that we have in, or right to be offered an opportunity to participate in, specified business opportunities that are from time to time presented to a member of our board of directors who is not our employee, or any partner, member, director, stockholder, employee or agent of such member, other than one of our employees. Notwithstanding the foregoing, the certificate of incorporation does not renounce our interest in any business opportunity that is expressly offered to a director solely in their capacity as a director.

Exchange Listing

Our common stock and public warrants are listed on the Nasdaq Capital Market under the symbols “SRZN” and “SRZNW,” respectively. We do not intend to list the Series E common stock warrants on any national securities exchange.

Transfer Agent and Registrar

The transfer agent and registrar for our securities is Continental Stock Transfer & Trust Company. The transfer agent’s address is One State Street Plaza, 30th Floor New York, New York 10004.

SELLING STOCKHOLDERS

The selling stockholders may offer and sell, from time to time, any or all of the shares of common stock being offered for resale by this prospectus, which consists of:

•
Up to 5,213,415 shares of common stock;
•
Up to 1,373,000 shares of common stock issuable upon exercise of pre-funded warrants; and
•
Up to 3,293,207 shares of common stock issuable upon exercise of Series E common stock warrants.

For additional information regarding the issuance of these securities, see the section titled “Prospectus Summary - Private Placement of Common Stock, Pre-Funded Warrants and Common Stock Warrants.”

The selling stockholders have not had any material relationship with us within the past three years, except for: (i) the ownership of our securities; and (ii) Tim Kutzkey, a member of our board of directors, is a managing partner of The Column Group.

As used in this prospectus, the term “selling stockholders” includes the selling stockholders listed in the table below, together with any additional selling stockholders listed in a subsequent amendment to this prospectus, and their donees, pledgees, assignees, transferees, distributees and successors-in-interest that receive shares in any non-sale transfer after the date of this prospectus.

In accordance with the terms of a registration rights agreement with the selling stockholders, this prospectus covers the resale of the maximum number of shares of common stock issuable upon exercise of the pre-funded warrants and Series E common stock warrants without regard to any limitations on the exercise of such warrants. Under the terms of the pre-funded warrants and Series E common stock warrants held by selling stockholders, a selling stockholder may not exercise any such warrants to the extent such exercise would cause such selling stockholder, together with its affiliates and attribution parties, to beneficially own a number of shares of common stock which would exceed 4.99% or 9.99%, as applicable, of our then outstanding shares common stock following such exercise, excluding for purposes of such determination shares of common stock issuable upon exercise of such warrants which have not been exercised. The shares reported under “Beneficial Ownership Prior to This Offering” and “Number of Shares Being Offered” in the table below do not give effect to any such beneficial ownership limitation.

The table below lists the selling stockholders and other information regarding the beneficial ownership of the shares of common stock by each of the selling stockholders as of March 31, 2025, assuming the full exercise of the pre-funded warrants and warrants held by the selling stockholders on that date, without regard to any limitations on exercises. As of March 31, 2025, we had 8,494,584 shares of common stock issued and outstanding. The following table also provides the number of shares of common stock that may be sold by each selling stockholder under this prospectus and that each selling stockholder will beneficially own assuming all the shares of common stock that may be offered pursuant to this prospectus are sold. Because each selling stockholder may dispose of all, none or some portion of their shares of common stock, no estimate can be given as to the number of shares of common stock that will be beneficially owned by a selling stockholder upon termination of this offering. For purposes of the table below, however, we have assumed that after termination of this offering none of the shares of common stock covered by this prospectus will be beneficially owned by the selling stockholders and further assumed that the selling stockholders will not acquire beneficial ownership of any additional securities during the offering. In addition, the selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, our securities in transactions exempt from the registration requirements of the Securities Act after the date on which the information in the table is presented. See the section titled “Plan of Distribution.”

We are only registering pursuant to the registration statement of which this prospectus forms a part (i) the shares of common stock and (ii) the shares of common stock issuable upon exercise of the pre-funded warrants and Series E common stock warrants, that were issued and sold in the first tranche. We have agreed to file an additional registration statement following the second closing to register (i) the shares of common stock and (ii) the shares of common stock issuable upon exercise of the pre-funded warrants and Series E common stock warrants, to be issued and sold in the second tranche. The column titled “Beneficial Ownership Prior to This Offering Shares“ does not include any shares of common stock to be issued and sold in the second tranche nor any shares of common issuable upon exercise of the pre-funded warrants and Series E common stock warrants to be issued and sold in the second tranche.

Name of Selling Stockholder	Beneficial Ownership Prior to This Offering Shares	Number of Shares Being Offered	Beneficial Ownership After This Offering
			Shares	%
Entities associated with Venrock Healthcare Capital Partners(1)	2,456,896	2,456,896	-	-
Entities affiliated with The Column Group(2)	2,776,996	1,551,723	1,225,273	13.0%
AI Biotechnology LLC(3)	909,000	909,000	-	-
Entities Affiliated with Spruce Street(4)	646,560	646,560	-	-
RA Capital Healthcare Fund, L.P.(5)	1,590,861	594,825	996,036	10.6%
5AM Ventures VII, L.P.(6)	465,000	465,000	-	-
Entities affiliated with Vivo Opportunity(7)	390,000	390,000	-	-
Kalehua Capital Partners LP(8)	646,551	646,551	-	-
Samsara BioCapital, LP(9)	462,099	362,100	99,999	1.1%
Entities affiliated with Acuta Capital Partners(10)	255,000	255,000	-	-
StemPoint Capital Master Fund LP(11)	960,484	585,000	375,484	4.3%
Braidwell Partners Master Fund LP(12)	210,000	210,000	-	-
Stonepine Capital, L.P.(13)	488,440	204,000	284,440	3.3%
Entities affiliated with Empery Asset Management(14)	532,714	382,500	150,214	1.7%
Armistice Capital, LLC(15)	498,667	102,000	396,667	4.4%
Nantahala Capital Partners Limited Partnership(16)	73,918	8,152	65,766	*
NCP RFM LP(17)	59,419	6,692	52,727	*
Blackwell Partners LLC - Series A(18)	220,391	24,228	196,163	2.3%
Pinehurst Partners, L.P.(19)	91,610	11,928	79,682	*
CVI Investments, Inc.(20)	202,970	67,467	135,503	1.6%
Total Shares Being Offered		9,879,622

* Less than 1%

(1)

The shares reported under “Beneficial Ownership Prior to This Offering” consist of the following securities purchased in the private placement by Venrock Healthcare Capital Partners III, L.P.: (i) 130,890 shares of common stock; (ii) 207,834 shares of common stock issuable upon the exercise of pre-funded warrants; and (iii) 169,362 shares of common stock issuable upon the exercise of Series E common stock warrants; purchased by VHCP Co-Investment Holdings III, LLC: (i) 13,102 shares of common stock; (ii) 20,804 shares of common stock issuable upon the exercise of pre-funded warrants; and (iii) 16,953 shares of common stock issuable upon the exercise of Series E common stock warrants; and purchased by Venrock Healthcare Capital Partners EG, L.P.: (i) 488,939 shares of common stock; (ii) 776,362 shares of common stock issuable upon the exercise of pre-funded warrants; and (iii) 632,650 shares of common stock issuable upon the exercise of Series E common stock warrants. VHCP Management III, LLC (“VHCPM”) is the sole general partner of Venrock Healthcare Capital Partners III, L.P. and the sole manager of VHCP Co-Investment Holdings III, LLC. VHCP Management EG, LLC (“VHCPM EG”) is the sole general partner of Venrock Healthcare Capital Partners EG, L.P. Dr. Bong Koh and Nimish Shah are the voting members of VHCPM and VHCPM EG and may be deemed to share voting and dispositive power over the shares held by the selling stockholders. The address of each of these persons and entities is 7 Bryant Park, 23rd Floor, New York, NY 10018.

(2)

The shares reported under “Beneficial Ownership Prior to This Offering” include the following securities purchased in the private placement by (A) The Column Group III, LP (“TCG III”): (i) 323,886 shares of common stock and (ii) 161,943 shares of common stock issuable upon the exercise of Series E common stock warrants; (B) The Column Group III-A, LP (“TCG III-A”): (i) 365,769 shares of common stock and (ii) 182,884 shares of common stock issuable upon the exercise of Series E common stock warrants; and (C) The Column Group Opportunity III, LP (“TCG Opportunity III”): (i) 344,827 shares of common stock and (ii) 172,414 shares of common stock issuable upon the exercise of Series E common stock warrants. The shares reported also include: (a) (i) 380,446 shares of common stock held by TCG III, and (ii) 429,642 shares of common stock held by TCG III-A and (b) (i) 194,985 shares of common stock underlying exercisable warrants held by TCG III, and (ii) 220,200 shares of common stock underlying exercisable warrants held by TCG III-A. The Column Group III GP, LP (“TCG III GP LP”) is the general partner of each of TCG III and TCG III-A and may be deemed to have voting, investment and dispositive power with respect to the securities held by each of TCG III and TCG III-A. TCG Opportunity III GP LP is the general partner of TCG Opportunity III and may be deemed to have voting, investment and dispositive power with respect to the securities held by TCG Opportunity III. TCG Opportunity III GP LLC is the general partner of TCG Opportunity III GP LP and the ultimate general partner of TCG Opportunity III and may be deemed to have voting, investment and dispositive power with respect to the securities held by TCG Opportunity III. Peter Svennilson, David Goeddel and Tim Kutzkey, a member of our board of directors (the “TCG Managing Members”), are the managing partners of TCG III GP LP and the managing members of TCG Opportunity III GP LLC and may each be deemed to share voting, investment and dispositive power with respect to these securities. Each of the TCG Managing Members disclaim beneficial ownership of the shares reported herein, except to the extent of their respective pecuniary interests therein, if any. The address for the entities listed herein is 1 Letterman Drive, Building D, Suite DM-900, San Francisco, CA 94129.

(3)

The shares reported under “Beneficial Ownership Prior to This Offering” consist of the following securities purchased in the private placement by AI Biotechnology LLC (“AI Biotechnology”): (i) 306,000 shares of common stock, (ii) 300,000 shares of common stock issuable upon the exercise of pre-funded warrants and (iii) 303,000 shares of common stock issuable upon the exercise of Series E common stock warrants. The pre-funded warrants and the Series E common stock warrants held by AI Biotechnology may not be exercised if the aggregate number of shares of common stock beneficially owned by AI Biotechnology (together with its affiliates) immediately following such exercise would exceed 9.99% of the outstanding shares of common stock, as calculated under Rule 13d-3 of the Securities Exchange Act of 1934, as amended; provided, however, that AI Biotechnology may increase or decrease the foregoing beneficial ownership limitation by giving notice to the Issuer (such notice not to be effective until the sixty-first day after the notice is delivered to the Issuer), but not to exceed any percentage in excess of 19.99%. The shares of common stock that may be deemed to be beneficially owned by AI Biotechnology may also be deemed to be beneficially owned by Access Industries Holdings LLC (“AIH”), Access Industries Management, LLC (“AIM”) and Mr. Blavatnik because (i) Len Blavatnik controls AIM and holds a majority of the outstanding voting interests in AIH, (ii) AIM controls AIH, and (iii) AIH directly controls all of the outstanding voting interests in in AI Biotechnology. Each of the Reporting Persons (other than AI Biotechnology) and each of their affiliated entities and the officers, partners, members and managers thereof, disclaims beneficial ownership of these securities. The address of each of AI Biotechnology, AIM, AIH and Mr. Blavatnik is c/o Access Industries, Inc., 40 West 57th Street, 28th Floor, New York, NY 10019.

(4)

The shares reported under “Beneficial Ownership Prior to This Offering” consist of the following securities purchased in the private placement by Spruce Street Capital Master Fund LP (“Master Fund”): (i) 352,806 shares of common stock and (ii) 176,403 shares of common stock issuable upon the exercise of Series E common stock warrants. The shares reported also include: (i) 78,234 shares of common stock and (ii) 39,117 shares of common stock issuable upon the exercise of Series E common stock warrants held by a separate account client for which Spruce Street Capital LP (the “Spruce Advisor”) acts as discretionary investment manager (such account, together with the Master Fund, the “Spruce Funds”). Alex Rosen and Simon Basseyn are the controlling persons of the Spruce Advisor and the Spruce Funds and may be deemed to share voting, investment and dispositive power over the shares held by the Spruce Funds. Messrs. Rosen and Basseyn disclaim beneficial ownership of such shares, except to the extent of any pecuniary interest therein. The principal business address of the Spruce Advisor and the Spruce Funds and Messrs. Rosen and Basseyn is 777 Third Avenue, Suite 1704, New York, New York 10017.

(5)

The shares reported under “Beneficial Ownership Prior to This Offering” include the following securities purchased in the private placement by RA Capital Healthcare Fund, L.P.: (i) 396,550 shares of common stock and (ii) 198,275 shares of common stock issuable upon exercise Series E common stock warrants. The shares reported also include: (i) 282,580 shares of common stock and (ii) 713,456 shares of common stock underlying exercisable warrants. RA Capital Management, L.P. (“RACM”) is the investment manager for RA Capital Healthcare Fund, L.P. (“RACHF”). The general partner of RA Capital Management, L.P. is RA Capital Management GP, LLC (“RACM GP”), of which Peter Kolchinsky and Rajeev Shah are the managing members. Each of Mr. Kolchinsky and Mr. Shah may be deemed to have voting and investment power over the shares held by RACHF. RACM, RACM GP, Mr. Kolchinsky and Mr. Shah disclaim beneficial ownership of such shares, except to the extent of any pecuniary interest therein. The address of the persons and entities listed above is 200 Berkeley Street, 18th Floor, Boston, MA 02116.

(6)

The shares reported under “Beneficial Ownership Prior to This Offering” consist of the following securities purchased in the private placement by 5AM Ventures VII, L.P.: (i) 310,000 shares of common stock and (ii) 155,000 shares of common stock issuable upon exercise Series E common stock warrants. The securities are directly held by 5AM Ventures VII, L.P. (“Ventures VII”). 5AM Partners VII, LLC (“Partners VII”) is the sole general partner of Ventures VII. Dr. Kush M. Parmar and Andrew J. Schwab are the managing members of Partners VII and may be deemed to have shared voting and investment power over the securities beneficially owned by Ventures VII. Each of Partners VII, Dr. Parmar, and Mr. Schwab disclaims beneficial ownership of such securities except to the extent of its or his respective pecuniary interest therein. The address of the persons and entities listed above is c/o 5AM Ventures, 4 Embarcadero Center, Suite 3110, San Francisco, CA 94111.

(7)

The shares reported under “Beneficial Ownership Prior to This Offering” consist of the following securities purchased in the private placement by Vivo Opportunity Cayman Fund, L.P.: (i) 29,588 shares of common stock and (ii) 14,794 shares of common stock issuable upon the exercise of Series E common stock warrants; and purchased by Vivo Opportunity Fund Holdings, L.P.: (i) 230,412 shares of common stock and (ii) 115,206 shares of common stock issuable upon the exercise of Series E common stock warrants. Vivo Opportunity, LLC is the general partner of Vivo Opportunity Fund Holdings, L.P. Vivo Opportunity Cayman, LLC is the general partner of Vivo Opportunity Cayman Fund, L.P. The voting members of each of Vivo Opportunity, LLC and Vivo Opportunity Cayman, LLC are Kevin Dai, Gaurav Aggarwal, Frank Kung and Shan Fu, none of whom has individual voting or investment power but each of whom may be deemed to share voting and dispositive power with respect to the shares held by Vivo Opportunity Fund Holdings, L.P. or Vivo Opportunity Cayman Fund, L.P. The address of the individuals and entities referenced in this footnote is 192 Lytton Avenue, Palo Alto, California 94301.

(8)

The shares reported under “Beneficial Ownership Prior to This Offering” consist of the following securities purchased in the private placement by Kalehua Capital Partners LP: (i) 431,034 shares of common stock and (ii) 215,517 shares of common stock issuable upon the exercise of Series E common stock warrants. Kalehua Capital Management LLC (“Kalehua Management”) is the managing partner of Kalehua Capital Partners LP (“Kalehua Capital”). Tai-Li Chang has voting and investment authority over all of the shares beneficially owned by each of Kalehua Capital and Kalehua Management. The principal address of Kalehua Capital is 3819 Maple Avenue, Dallas, Texas 75219.

(9)

The shares reported under “Beneficial Ownership Prior to This Offering” include the following securities purchased in the private placement by Samsara BioCapital, LP: (i) 241,400 shares of common stock and (ii) 120,700 shares of common stock issuable upon exercise Series E common stock warrants. The shares reported also include 99,999 shares of common stock underlying exercisable warrants. Samsara BioCapital GP, LLC (“Samsara GP”) is the sole general partner of Samsara BioCapital, L.P. (“Samsara LP”). Dr. Srinivas Akkaraju is the managing member of Samsara GP. Each of Samsara GP and Dr. Srinivas may be deemed to have voting and investment power over the shares held of record by Samsara LP. The address of the individual and entities referenced in this footnote is 628 Middlefield Road, Palo Alto, California 94301.

(10)

The shares reported under “Beneficial Ownership Prior to This Offering” consist of the following securities purchased in the private placement by Acuta Capital Fund, LP: (i) 130,900 shares of common stock and (ii) 65,450 shares of common stock issuable upon the exercise of Series E common stock warrants; and purchased by Acuta Opportunity Fund, LP: (i) 39,100 shares of common stock and (ii) 19,550 shares of common stock issuable upon the exercise of Series E common stock warrants. Acuta Capital Partners, LLC is the investment advisor and general partner of Acuta Capital Fund, LP and Acuta Opportunity Fund L.P. Anupam Dalal is the

Managing Member of Acuta Capital Partners, LLC. Mr. Dalal has voting and investment authority over all of the shares held by Acuta Capital Fund, LP and Acuta Opportunity Fund, L.P. Each of Acuta Capital Partners, LLC and Mr. Dalal disclaim beneficial ownership of the shares held by Acuta Capital Fund, LP and Acuta Opportunity Fund, L.P. except to the extent of their pecuniary interest therein. The address of the above referenced entities and persons is 255 Shoreline Dr., Suite 515g, Redwood City, CA 94065.

(11)

The shares reported under “Beneficial Ownership Prior to This Offering” include the following securities purchased in the private placement by StemPoint Capital Master Fund LP: (i) 390,000 shares of common stock and (ii) 195,000 shares of common stock issuable upon the exercise of Series E common stock warrants. The shares reported also include: (i) 240,826 shares of common stock and (ii) 134,658 shares of common stock underlying exercisable warrants. StemPoint Capital LP (“StemPoint”) serves as investment advisor to StemPoint Capital Master Fund LP (“StemPoint Fund”). StemPoint exercises voting and investment power over the shares held by StemPoint Fund pursuant to investment management agreements. Michelle Ross and Sean Tan are members of StemPoint. Accordingly, StemPoint, Ms. Ross and Mr. Tan may be deemed to have beneficial ownership of the shares beneficially owned by StemPoint Fund. StemPoint, Ms. Ross and Mr. Tan disclaim beneficial ownership of the shares held by StemPoint Fund, except to the extent of their pecuniary interest therein. The address of StemPoint Capital Master Fund LP is 520 Madison Ave, 19th Floor, New York, NY, 10022.

(12)

The shares reported under “Beneficial Ownership Prior to This Offering” consist of the following securities purchased in the private placement by Braidwell Partners Master Fund LP (“Braidwell Partners”): (i) 140,000 shares of common stock and (ii) 70,000 shares of common stock issuable upon the exercise of Series E common stock warrants. Braidwell LP (the “Braidwell Investment Manager”) is the investment manager of Braidwell Partners. Braidwell GP LLC (the “Braidwell GP”) is the general partner of Braidwell Partners. Braidwell Management LLC (the “Braidwell IM GP”) is the general partner of the Braidwell Investment Manager and the managing member of the Braidwell GP. Messrs. Alexander T. Karnal and Brian J. Kreiter (together with Braidwell Partners, the Braidwell Investment Manager, the Braidwell GP and the Braidwell IM GP, the “Braidwell Parties”) together own, directly or indirectly, the Braidwell Investment Manager, the Braidwell GP and the Braidwell IM GP. The Braidwell Parties may be deemed to have shared voting and dispositive power with respect to the shares of Common Stock held by Braidwell Partners. Each of the Braidwell Parties disclaims beneficial ownership of such shares except to the extent of any pecuniary interest therein. The principal address of Braidwell Partners is c/o Maples Corporate Services Limited, P.O Box 309, Ugland House, Grand Cayman, KY1-1104 Cayman Islands. The principal address of the Braidwell Parties other than Braidwell Partners is One Harbor Point, 2200 Atlantic Street, 4th Floor, Stamford, Connecticut 06902.

(13)

The shares reported under “Beneficial Ownership Prior to This Offering” include the following securities purchased in the private placement by Stonepine Capital, L.P.: (i) 136,000 shares of common stock and (ii) 68,000 shares of common stock issuable upon the exercise of Series E common stock warrants. The shares reported also include: (i) 149,782 shares of common stock and (ii) 134,658 shares of common stock underlying exercisable warrants. Stonepine Capital Management LLC is the investment advisor of investment funds, including Stonepine Capital, L.P., and controls its investment and voting decisions. The general partner of Stonepine Capital, L.P. is Stonepine GP, LLC. Jon M. Plexico is the sole managing member of both Stonepine Capital Management LLC and Stonepine GP, LLC and has voting and dispositive power over the securities beneficially owned by Stonepine Capital, L.P. Mr. Plexico disclaims beneficial ownership of the shares beneficially owned by Stonepine Capital, L.P. except to the extent of any pecuniary interest therein. The address of Stonepine Capital, L.P. is c/o Stonepine Capital Management, LLC, 2900 NW Clearwater Dr, Suite 100-11, Bend, OR 97703.

(14)

The shares reported under “Beneficial Ownership Prior to This Offering” include the following securities purchased in the private placement by Empery Asset Master, LTD: (i) 133,773 shares of common stock and (ii) 66,886 shares of common stock issuable upon the exercise of Series E common stock warrants; purchased by Empery Tax Efficient, LP: (i) 45,339 shares of common stock and (ii) 22,670 shares of common stock issuable upon the exercise of Series E common stock warrants; and purchased by Empery Tax Efficient III, LP: (i) 75,888 shares of common stock and (ii) 37,944 shares of common stock issuable upon the exercise of Series E common stock warrants. The shares reported also include 150,214 shares of common stock underlying exercisable warrants. Empery Asset Management LP, the authorized agent of Empery Asset Master Ltd (“EAM”), Empery

Tax Efficient, LP (“ETE”) and Empery Tax Efficient III, LP (“ETE III” and collectively with EAM and ETE, the “Empery Funds”), has discretionary authority to vote and dispose of the shares held by the Empery Funds and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by the Empery Funds. Each of the Empery Funds, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these shares. The address of the Empery Funds is c/o Empery Asset Management, LP, 1 Rockefeller Plaza, Suite 1205, New York, NY 10020.

(15)

The shares reported under “Beneficial Ownership Prior to This Offering” include the following securities purchased in the private placement by Armistice Capital Master Fund Ltd.: (i) 68,000 shares of common stock issuable upon the exercise of pre-funded warrants and (ii) 34,000 shares of common stock issuable upon the exercise of Series E common stock warrants. The shares reported also include 396,667 shares of common stock underlying exercisable warrants. The securities are directly held by Armistice Capital Master Fund Ltd., a Cayman Islands exempted company (the “Master Fund”), and may be deemed to be beneficially owned by: (i) Armistice Capital, LLC (“Armistice Capital”), as the investment manager of the Master Fund; and (ii) Steven Boyd, as the Managing Member of Armistice Capital. The warrants are subject to a beneficial ownership limitation of 4.99%, which such limitation restricts the selling stockholder from exercising that portion of the warrants that would result in the selling stockholder and its affiliates owning, after exercise, a number of shares of common stock in excess of the beneficial ownership limitation. The address of Armistice Capital Master Fund Ltd. is c/o Armistice Capital, LLC, 510 Madison Avenue, 7th Floor, New York, NY 10022.

(16)

The shares reported under “Beneficial Ownership Prior to This Offering” include the following securities purchased in the private placement by Nantahala Capital Partners Limited Partnership: (i) 5,435 shares of common stock and (ii) 2,717 shares of common stock issuable upon exercise Series E common stock warrants. The shares reported also include: (i) 34,922 shares of common stock and (ii) 30,844 shares of common stock underlying exercisable warrants. Nantahala Capital Management, LLC is a Registered Investment Adviser and has been delegated the legal power to vote and/or direct the disposition of such securities on behalf of the selling stockholder as a General Partner, Investment Manager, or Sub-Advisor and would be considered the beneficial owner of such securities. The above shall not be deemed to be an admission by the record owners or the selling stockholder that they are themselves beneficial owners of these securities for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, or any other purpose. Wilmot Harkey and Daniel Mack are managing members of Nantahala Capital Management, LLC and may be deemed to have voting and dispositive power over the shares held by the selling stockholder. The warrants are subject to a beneficial ownership limitation of 9.99%, which such limitation restricts the selling stockholder from exercising that portion of the warrants that would result in the selling stockholder and its affiliates owning, after exercise, a number of shares of common stock in excess of the beneficial ownership limitation. The address of Nantahala Capital Partners Limited Partnership is 130 Main St. 2nd Floor, New Canaan, CT 06840.

(17)

The shares reported under “Beneficial Ownership Prior to This Offering” include the following securities purchased in the private placement by NCP RFM LP: (i) 4,461 shares of common stock and (ii) 2,231 shares of common stock issuable upon exercise Series E common stock warrants. The shares reported also include: (i) 26,731 shares of common stock and (ii) 25,996 shares of common stock underlying exercisable warrants. Nantahala Capital Management, LLC is a Registered Investment Adviser and has been delegated the legal power to vote and/or direct the disposition of such securities on behalf of the selling stockholder as a General Partner, Investment Manager, or Sub-Advisor and would be considered the beneficial owner of such securities. The above shall not be deemed to be an admission by the record owners or the selling stockholder that they are themselves beneficial owners of these securities for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, or any other purpose. Wilmot Harkey and Daniel Mack are managing members of Nantahala Capital Management, LLC and may be deemed to have voting and dispositive power over the shares held by the selling stockholder. The warrants are subject to a beneficial ownership limitation of 9.99%, which such limitation restricts the selling stockholder from exercising that portion of the warrants that would result in the selling stockholder and its affiliates owning, after exercise, a number of shares of common stock in excess of the beneficial ownership limitation. The address of NCP RFM LP is 130 Main St. 2nd Floor, New Canaan, CT 06840.

(18)

The shares reported under “Beneficial Ownership Prior to This Offering” include the following securities purchased in the private placement by Blackwell Partners LLC - Series A: (i) 16,152 shares of common stock and (ii) 8,076 shares of common stock issuable upon exercise Series E common stock warrants. The shares reported also include: (i) 104,842 shares of common stock and (ii) 91,321 shares of common stock underlying exercisable warrants. Nantahala Capital Management, LLC is a Registered Investment Adviser and has been delegated the legal power to vote and/or direct the disposition of such securities on behalf of the selling stockholder as a General Partner, Investment Manager, or Sub-Advisor and would be considered the beneficial owner of such securities. The above shall not be deemed to be an admission by the record owners or the selling stockholder that they are themselves beneficial owners of these securities for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, or any other purpose. Wilmot Harkey and Daniel Mack are managing members of Nantahala Capital Management, LLC and may be deemed to have voting and dispositive power over the shares held by the selling stockholder. The warrants are subject to a beneficial ownership limitation of 9.99%, which such limitation restricts the selling stockholder from exercising that portion of the warrants that would result in the selling stockholder and its affiliates owning, after exercise, a number of shares of common stock in excess of the beneficial ownership limitation. The address of Blackwell Partners LLC - Series A is 130 Main St. 2nd Floor, New Canaan, CT 06840.

(19)

The shares reported under “Beneficial Ownership Prior to This Offering” include the following securities purchased in the private placement by Pinehurst Partners, L.P.: (i) 7,952 shares of common stock and (ii) 3,976 shares of common stock issuable upon exercise Series E common stock warrants. The shares reported also include: (i) 25,806 shares of common stock and (ii) 53,876 shares of common stock underlying exercisable warrants. Nantahala Capital Management, LLC is a Registered Investment Adviser and has been delegated the legal power to vote and/or direct the disposition of such securities on behalf of the selling stockholder as a General Partner, Investment Manager, or Sub-Advisor and would be considered the beneficial owner of such securities. The above shall not be deemed to be an admission by the record owners or the selling stockholder that they are themselves beneficial owners of these securities for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, or any other purpose. Wilmot Harkey and Daniel Mack are managing members of Nantahala Capital Management, LLC and may be deemed to have voting and dispositive power over the shares held by the selling stockholder. The warrants are subject to a beneficial ownership limitation of 9.99%, which such limitation restricts the selling stockholder from exercising that portion of the warrants that would result in the selling stockholder and its affiliates owning, after exercise, a number of shares of common stock in excess of the beneficial ownership limitation. The address of Pinehurst Partners, L.P. is 130 Main St. 2nd Floor, New Canaan, CT 06840.

(20)

The shares reported under “Beneficial Ownership Prior to This Offering” include the following securities purchased in the private placement by CVI Investments, Inc.: (i) 44,978 shares of common stock and (ii) 22,489 shares of common stock issuable upon exercise Series E common stock warrants. The shares reported also include 135,503 shares of common stock underlying exercisable warrants. Heights Capital Management, Inc., the authorized agent of CVI Investments, Inc. (“CVI”), has discretionary authority to vote and dispose of the shares held by CVI and may be deemed to be the beneficial owner of these shares. Martin Kobinger, in his capacity as Investment Manager of Heights Capital Management, Inc., may also be deemed to have investment discretion and voting power over the shares held by CVI. Mr. Kobinger disclaims any such beneficial ownership of the shares. The principal business address of CVI is c/o Heights Capital Management, Inc., 101 California Street, Suite 3250, San Francisco, California 94111.

PLAN OF DISTRIBUTION

Each selling stockholder and any of their donees, pledgees, assignees, transferees, distributees and successors-in-interest may, from time to time, sell any or all of their shares of common stock covered hereby on The Nasdaq Capital Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling such shares of common stock:

•
ordinary brokerage transactions and transactions in which the broker‑dealer solicits purchasers;
•
block trades in which the broker‑dealer will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•
purchases by a broker‑dealer as principal and resale by the broker‑dealer for its account;
•
an exchange distribution in accordance with the rules of the applicable exchange;
•
privately negotiated transactions;
•
settlement of short sales;
•
in transactions through broker‑dealers that agree with the selling stockholders to sell a specified number of such shares of common stock at a stipulated price per security;
•
through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•
a combination of any such methods of sale; or
•
any other method permitted pursuant to applicable law.

The selling stockholders may also sell the shares of common stock under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker‑dealers engaged by the selling stockholders may arrange for other brokers‑dealers to participate in sales. Broker‑dealers may receive commissions or discounts from the selling stockholders (or, if any broker‑dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the shares of common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling stockholders may also sell the shares of common stock short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell the shares of the common stock. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of the shares of common stock offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the shares of common stock.

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares of common stock. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We have agreed to keep the registration statement of which this prospectus forms a part effective until the earlier of (i) the date on which the shares of common stock may be resold by the selling stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for us to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect, and (ii) all of the shares of common stock have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The shares of common stock will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the shares of common stock covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares of common stock may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

Cooley LLP, Palo Alto, California, will pass upon the validity of the shares of our common stock offered by this prospectus.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2024, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

This prospectus is part of the registration statement on Form S-3 we filed with the SEC under the Securities Act and does not contain all the information set forth in the registration statement. Whenever a reference is made in this prospectus to any of our contracts, agreements or other documents, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement or the exhibits to the reports or other documents incorporated by reference into this prospectus for a copy of such contract, agreement or other document. Because we are subject to the information and reporting requirements of the Exchange Act, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. Our website address is http://www.surrozen.com. Information contained on or accessible through our website is not a part of this prospectus and is not incorporated by reference herein, and the inclusion of our website address in this prospectus is an inactive textual reference only.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus, while information that we file later with the SEC will automatically update and supersede the information in this prospectus. We incorporate by reference into this prospectus and the registration statement of which this prospectus is a part the information or documents listed below that we have filed with the SEC (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8‑K and exhibits filed on such form that are related to such items unless such Form 8‑K expressly provides to the contrary):

•
our Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on March 31, 2025;
•
the information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2024 from our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 2, 2025;
•
our Current Report on Form 8‑K filed with the SEC on March 28, 2025; and
•
the description of our common stock which is contained in Exhibit 4.3 to our Annual Report on Form 10-K for the year ended December 31, 2024 filed with the SEC on March 31, 2025.

All filings filed by us pursuant to the Exchange Act after the date of the initial filing of the registration statement of which this prospectus is a part and prior to effectiveness of the registration statement shall be deemed to be incorporated by reference into this prospectus.

We also incorporate by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8‑K and exhibits filed on such form that are related to such items unless such Form 8‑K expressly provides to the contrary) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including those made after the date of the initial filing of the registration statement of which this prospectus is a part and prior to effectiveness of such registration statement, until we file a post-effective amendment that indicates the termination of the offering of the securities made by this prospectus and will become a part of this prospectus from the date that such documents are filed with the SEC. Information in such future filings updates and supplements the information provided in this prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

You can request a copy of these filings, at no cost, by writing or telephoning us at the following address or telephone number:

Surrozen, Inc.

171 Oyster Point Blvd., Suite 400

South San Francisco, California 94080

(650) 489-9000

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth an estimate of the fees and expenses, other than the underwriting discounts and commissions, payable by us in connection with the issuance and distribution of the securities being registered. All the amounts shown are estimates, except for the SEC registration fee.

Amount
SEC registration fee	$ 14,990
Financial Industry Regulatory Authority filing fee	(1)
Accounting fees and expenses	25,000
Legal fees and expenses	75,000
Transfer agent and registrar fees and expenses	15,000
Miscellaneous fees and expenses	20,010
Total	$150,000

(1) This fee is calculated based on the securities offered and the number of issuances and accordingly cannot be estimated at this time.

Item 15. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of the Surrozen. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaws, agreement, vote of stockholders or disinterested directors or otherwise. Surrozen’s certificate of incorporation and bylaws provide for indemnification by the Registrant of its directors and officers to the fullest extent permitted by the DGCL.

Surrozen has entered into indemnification agreements with each of its directors and executive officers to provide contractual indemnification in addition to the indemnification provided in Surrozen’s certificate of incorporation. Each indemnification agreement provides for indemnification and advancements by Surrozen of certain expenses and costs relating to claims, suits or proceedings arising from his or her service to Surrozen or, at Surrozen’s request, service to other entities, as officers or directors to the maximum extent permitted by applicable law.

Surrozen also maintains standard policies of insurance under which coverage is provided (1) to its directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act, while acting in their capacity as directors and officers of Surrozen, and (2) to Surrozen with respect to payments which may be made by the Registrant to such officers and directors pursuant to any indemnification provision contained in the Registrant’s certificate of incorporation and bylaws or otherwise as a matter of law.

Surrozen has entered into a registration rights agreement with the stockholders of the shares of common stock registered hereby which obligates the parties to indemnify, under certain circumstances, the other party, its officers, directors, and controlling persons within the meaning of the Securities Act of 1933, as amended, against certain liabilities.

Item 16. Exhibits.

		Incorporated by Reference
Exhibit Number	Description	Schedule Form	File Number	Exhibit	Filing Date
3.1	Certificate of Incorporation of Surrozen, Inc.	8-K	001-39635	3.1	8/17/2021
3.2	Certificate of Amendment to Certificate of Incorporation of Surrozen, Inc.	8-K	001-39635	3.1	12/13/2023
3.3	Amended and Restated Bylaws of Surrozen, Inc.	8-K	001-39635	3.1	10/13/2023
4.1	Reference is made to Exhibit 3.1 through 3.3
10.1	Form of Securities Purchase Agreement, dated March 24, 2025, by and among Surrozen, Inc. and each of the several Purchasers signatory thereto.	8-K	001-39635	10.1	3/28/2025
10.2	Form of Registration Rights Agreement, dated March 24, 2024, by and among Surrozen, Inc. and each of the several Purchasers signatory thereto.	8-K	001-39635	10.4	3/28/2025
10.3	Form of Pre-Funded Warrant	8-K	001-39635	10.2	3/28/2025
10.4	Form of Series E Common Stock Warrant	8-K	001-39635	10.3	3/28/2025
5.1*	Opinion of Cooley LLP.
23.1*	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.
107*	Filing Fee Table

* Filed herewith

Item 17. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)

to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)

Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)

Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)

That, for the purpose of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of South San Francisco, State of California, on April 23, 2025.

SURROZEN, INC.

By:	/s/ Craig Parker
Craig Parker
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Craig Parker and Charles Williams, and each of them, as true and lawful attorneys-in-fact and agents, with full powers of substitution and resubstitution, for them and in their name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and generally to do all such things in their names and behalf in their capacities as officers and directors to enable Surrozen, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as they might or could do in person, ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Craig Parker	President, Chief Executive Officer and Director	April 23, 2025
Craig Parker	(Principal Executive Officer)

/s/ Charles Williams	Chief Financial Officer and Chief Operating Officer	April 23, 2025
Charles Williams	(Principal Financial and Accounting Officer)

/s/ David J. Woodhouse, Ph.D.	Chair of the Board of Directors	April 23, 2025
David J. Woodhouse, Ph.D.

/s/ Anna Berkenblit, M.D.	Director	April 23, 2025
Anna Berkenblit, M.D.

/s/ Eric Bjerkholt	Director	April 23, 2025
Eric Bjerkholt

/s/ Christopher Chai	Director	April 23, 2025
Christopher Chai

Signature	Title	Date

/s/ Mary Haak-Frendscho, Ph.D.	Director	April 23, 2025
Mary Haak-Frendscho, Ph.D.

/s/ Tim Kutzkey, Ph.D.	Director	April 23, 2025
Tim Kutzkey, Ph.D.

/s/ Shao-Lee Lin, M.D., Ph.D.	Director	April 23, 2025
Shao-Lee Lin, M.D., Ph.D.

/s/ Mace Rothenberg, M.D.	Director	April 23, 2025
Mace Rothenberg, M.D.